(logo)The Argentina Fund, Inc.
Stockholder Meeting Results
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A Special Meeting of Stockholders (the "Meeting") of The Argentina Fund Fund,
Inc. (the "Fund") was held on December 17, 1998, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matters were voted upon by the stockholders (the resulting votes for each matter are presented below).


1. To approve a new Investment Advisory, Management and Administration Agreement for the Fund with Scudder Kemper Investments, Inc.


                                Number of Votes:
                                ----------------

            For              Against           Abstain      Broker Non-Votes*
            ---              -------           -------      -----------------
         4,710,953           802,607           25,997               0


2. To approve a new Research and Advisory Agreement between Scudder Kemper Investments, Inc. and Sociedad General de Negocios y Valores S.A.


                                Number of Votes:
                                ----------------

            For              Against           Abstain      Broker Non-Votes*
            ---              -------           -------      -----------------
         4,708,218           805,412           25,927               0




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* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.


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